Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2019 with respect to the consolidated financial statements of Icahn Enterprises Holdings L.P. included in the joint Annual Report on Form 10-K for the year ended December 31, 2018 of Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

December 19, 2019